Company Contact: China Botanic Pharmaceutical Inc. Ms. Portia Tan, IR Contact Tel: 86-451-8260-2162 Email: ir@renhuang.com	CCG Investor Relations: Mr. Mark Collinson, Partner Phone: +1-310-954-1343 (Los Angeles) Email: mark.collinson@ccgir.com Website: www.ccgirasia.com

Mr. Crocker Coulson, President Phone: +1-646-213-1915 (New York) Email: crocker.coulson@ccgir.com

For Immediate Release

China Botanic Pharmaceutical Expects to Receive a Tax Exemption in 2011

●	Reaffirms Fiscal 2011 guidance

Harbin, China – March 14, 2011 –China Botanic Pharmaceutical Inc. (AMEX: CBP) (formerly Renhuang Pharmaceuticals, Inc.) ("China Botanic" or the "Company"), a developer, manufacturer and distributor of botanical products, bio-pharmaceuticals and traditional Chinese medicines (“TCM”) in China, today announced that the Company has passed the annual High-Tech Enterprise assessment, and that as a result, China Botanic will continue to enjoy a 10 percent tax exemption and will be entitled to a preferential tax rate of 15 percent  in 2011 which is notably lower than the statutory income tax rate of 25 percent.

As previously disclosed on March 30, 2010, China Botanic has been awarded the State High-Technology Enterprise certificate.  As a Certificate recipient, China Botanic will have access to a series of national and local government support programs, including favorable tax treatment.  While the certificate is valid for three years, China Botanic must successfully complete an annual assessment to remain eligible for the tax benefits.

For fiscal 2011, the Company expects to see revenue in the range of $70.6 million to $71.7 million, and after-tax net income of $22.9 million to $23.2 million.  These figures represent a 28% to 30% increase from fiscal 2010 revenue of $55.2 million and net income of $17.9 million. The Company’s 2011 guidance does not take into account the impact of any potential acquisitions.

To achieve its guidance, the Company will focus on increasing average selling prices, introducing new products, expanding its marketing efforts to gain additional market share, continuing to develop a larger distribution network and expanding into overseas markets. China Botanic also anticipates that it will benefit from the burgeoning Chinese national health insurance program.

“Looking into 2011, we are optimistic about our growth outlook and the market prospects for our all-natural plant based remedies.  As people learn more about depression in China, the market potential for China Botanic’s scientifically-verified depression and anxiety fighters will continue to increase.  The Company will capitalize on opportunities provided by health care reform, as well,” said Mr. Shaoming Li, the Company’s Chairman and Chief Executive Officer. “Our thorough market research shows that China Botanic has a stable customer base and our previous average selling prices were below that market price. We anticipate attractive revenue and net income growth to be largely driven by an increase in average selling prices of our key products, sales and distribution expansion, and the Chinese government’s healthcare reform. We also expect increased sales contribution from our latest new products introduced in 2010.”

ABOUT CHINA BOTANIC PHARMACEUTICAL INC.

China Botanic Pharmaceutical Inc. is engaged in the research, development, manufacturing, and distribution of botanical products, bio-pharmaceutical products, and traditional Chinese medicines (“TCM”), in the People's Republic of China. All of the Company’s products are produced at its three GMP-certified production facilities in Ah City, Dongfanghong and Qingyang. The Company distributes its botanical anti-depression and nerve-regulation products, biopharmaceutical products, and botanical antibiotic and OTC TCMs through its network of over 3,000 distributors and over 70 sales centers across 24 provinces in China. For more information, please visitwww.renhuang.com.

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